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                                                                   EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                          OF SYNERGISTIC HOLDINGS CORP.


                  Synergistic Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation, by a unanimous vote, filed in the minutes of a meeting of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

                           RESOLVED, that subject to the approval of the stockholders of the Corporation, the first paragraph of Article Fourth of the Certificate of Incorporation be amended to read in its entirety as follows:

                                    "FOURTH: The total number of shares of
                           capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, of which thirty-nine million (39,000,000) shares shall be Common Stock, par value $.01 per share and one million (1,000,000) shares shall be Preferred Stock, par vale $.01 per share.

                  THIRD: That thereafter, pursuant to a resolution of the Corporation's Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

                  FOURTH: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Pershing Sun, its Senior Vice President and Chief Information Officer, this 7th day of January 1998.

                                  SYNERGISTIC HOLDINGS CORP.


                                  By: /s/ Pershing Sun
                                      ---------------------------------------
                                      Name:  Pershing Sun
                                      Title: Senior Vice President and
                                             Chief Information Officer